Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

FOCUS UNIVERSAL INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	COMMON STOCK	(1)	Other	3,351,954	$1.90	$6,368,712.60	0.0001381	$879.51

Total Offering Amounts:							$6,368,712.60		879.51
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$879.51

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee. The estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on $1.90 per share, which represents the average of the high and low sales prices of the Company's common stock on April 20, 2026, as reported on the Nasdaq Capital Market. We will not receive any proceeds.